EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) effective as of the 1st day of January, 2008 between YTB INTERNATIONAL, INC., a Delaware corporation with principal executive offices located at 1901 East Edwardsville Road, Wood River, IL 62095 (the “Corporation”), and Michael Y. Brent, with an office at 1901 East Edwardsville Road, Wood River, IL 62095 (the “Executive”).

WITNESETH:

WHEREAS, the Corporation and the Executive are parties to that certain Employment Agreement, dated as of January 1, 2005, as amended effective as of November 22, 2006 (the “Existing Employment Agreement”) pursuant to which the Executive is employed by the Corporation;

WHEREAS, the Corporation and the Executive desire and intend via the entry into this Agreement to supersede, in its entirety, the Existing Employment Agreement and to provide for the employment of the Executive as the Chief Executive Officer of REZconnect Technologies, Inc., the Corporation’s wholly-owned subsidiary (the “Subsidiary”), to engage in such activities and to render such services under the terms and conditions hereof;

WHEREAS, the Corporation has authorized and approved the execution of this Agreement and the Executive desires to render services to the Subsidiary under the terms and conditions hereinafter provided; and

WHEREAS, this Agreement constitutes the entire understanding and agreement between the Company and the Executive regarding its subject matter and supersedes all prior or contemporaneous negotiations and agreements, whether oral or written, between them with respect to such subject matter (including the Existing Employment Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1. Employment, Duties and Acceptance.

1.1 Services. The Corporation hereby employs Executive, for the Term (as hereinafter defined in Section 2 hereof), to render services to the business and affairs of the Subsidiary as the Chief Executive Officer of the Subsidiary at the Subsidiary’s offices at 560 Sylvan Avenue, Englewood Cliffs, New Jersey (or at such other offices as the Subsidiary may hereafter maintain) and, in connection therewith, shall perform such duties as directed by the Board of Directors of the Corporation (the “Board of Directors”) from time to time, in its reasonable discretion, and shall perform such other duties as shall be consistent with the responsibilities of such office (collectively, the “Services”). Executive shall perform activities related to such office as he shall reasonably be directed or requested to so perform by the Board of Directors, to whom he shall report. Executive shall use his best efforts, skill and abilities to promote the interests of the Corporation and its subsidiaries (including the Subsidiary).

1.2 Acceptance. Executive hereby accepts such employment and agrees to render the Services. Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement. The Executive may request permission from the Board of Directors to engage in business activity unrelated to the business activity of the Subsidiary and may only do so if the Board of Directors expressly approves the request in advance in writing.

1.3 Representations of the Executive. The Executive represents and warrants to the Corporation that his execution and delivery of this Agreement, his performance of the Services hereunder and the observance of his other obligations contemplated hereby will not (i) violate any provisions of or require the consent or approval of any party to any agreement, letter of intent or other document to which he is a party or (ii) violate or conflict with any arbitration award, judgment or decree or other restriction of any kind to or by which he is subject or bound.

2. Term of Employment.

The term of Executive’s employment under this Agreement (the “Term”) shall commence on January 1, 2008 (the “Commencement Date”) and shall terminate on December 31, 2012 unless sooner terminated pursuant to Sections 9 or 5 of this Agreement; provided, however, if either party shall fail to give written notice of non-renewal not less than 90 days prior to the scheduled expiration or any extension of the Term hereof, the Term shall automatically be extended for an additional one (1) year period, at the then current Base Salary (as hereinafter defined). Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing the protection of confidential information shall continue in effect as specified in Section 10 hereof.

3. Base Salary and Expense Reimbursement.

3.1 Base Salary. During the Term, as full compensation for the Services, the Corporation agrees to pay Executive a base salary (“Base Salary”) at the annual rate of $325,000 for the period from January 1, 2008 to December 31, 2008, increasing annually thereafter on the anniversary date of the Commencement Date in the amount of $25,000 per year of the then-current Base Salary. Base Salary is subject to withholding and other applicable taxes, payable during the term of this Agreement in accordance with the Corporation’s customary payment practices, but not less frequently than monthly.

3.2 Business Expense Reimbursement. Upon submission to, and approval by an officer of the Corporation designated by the Board of Directors, of a statement of expenses, reports, vouchers or other supporting information, which approval shall be granted or withheld based on the Corporation’s policies in effect at such time, the Corporation shall promptly reimburse Executive for all reasonable business expenses actually incurred or paid by him during the Term or renewals thereof in the performance of the Services, including, but not limited to, expenses for entertainment, travel and similar items.

3.3 YourTravelBiz.com Override. The Corporation acknowledges that Executive owns an override on the RTA sales and monthly fees generated by Representative position #2 of the Corporation’s YourTravelBiz.com subsidiary’s sales organization equal to 50% of the monthly commissions and overrides earned by said position #2, paid on a monthly basis. The compensation described in this Section 3.3 is fully vested to the Executive and its continuing receipt by Executive shall survive the termination of this Agreement.

4. Bonuses.

4.1 Bonus Amount. In order to provide performance-based incentive compensation to the Executive, the Corporation hereby agrees to pay the Executive, in addition to the Base Salary set forth in Section 3 hereof, a minimum cash bonus in respect of each fiscal year during the Executive’s employment hereunder (the “Bonus”) equal to the Applicable Percentage (as defined below) of the Net Pre-Tax Income (as defined below) of the Corporation. For purposes hereof, the Applicable Percentage shall equal (a) 2.0% if the Net Pre-Tax Income of the Corporation is at least $500,000, but less than $1,500,000 (b) 2.25% if the Net Pre-Tax Income of the Corporation is at least $1,500,000 but less than $ 3,000,000 and (c) 2.5% if the Net Pre-Tax Income of the Corporation is at least $ 3,000,000.

4.2 Net Pre-Tax Income of the Corporation. For purposes hereof, the Net Pre-Tax Income of the Corporation shall be the amount determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), after consultation with the Corporation’s independent accountants and the Audit Committee of the Board of Directors, to be the Net Pre-Tax Income of the Corporation with respect to a given fiscal year, which amount shall be determined based on the financial statements of the Corporation (a) in a manner consistent with generally accepted accounting principles, (b) with regard solely to the Corporation and its subsidiaries, (c) so as to exclude the effect of any elimination of inter-company transfers applied with respect to any entity which is not a subsidiary of the Corporation, (d) having regard to such other matters, if any, as the Compensation Committee may determine to be equitable to consider and (e) without giving effect to any Bonus paid pursuant to this Section 4.2. The determination of the Compensation Committee of the Corporation shall be final, conclusive and binding for all purposes, absent manifest error.

4.3 Determination and Payment. The determination of the amount of Net Pre-Tax Income and the extent to which any Bonus under this Section 4 may be payable (the “Final Determination”) shall be determined by the Compensation Committee in accordance with the terms hereof based on the audited financial statements of the Corporation and the criteria set forth herein with respect to each fiscal year. Such Final Determination with respect to any fiscal year shall be made promptly, and in any event within 15 days, after the Corporation has filed its Annual Report on Form 10-K for each year with the Securities and Exchange Commission. The Bonus shall be payable to the Executive in cash no later than the date of the Final Determination in each year of this Agreement. In any event, all matters pertaining to the Bonus and to the payment of any Bonus to the Executive hereunder, shall be administered and determined by the Compensation Committee in its reasonable discretion consistent with the terms hereof, the determination of which shall be final, conclusive and binding for all purposes, absent manifest error.

4.4 Partial Years. Notwithstanding anything contained herein to the contrary, no Bonus under this Section 4 shall be deemed earned or payable with respect to any fiscal year during which this Agreement or the Executive’s employment is terminated by the Corporation for Cause (as such term is hereinafter defined).

4.5 No Additional Rights. Nothing in this Section 4 shall be construed as conferring upon the Executive any right (i) normally associated with the ownership of capital stock; (ii) to continue in the employ of the Corporation or any affiliate of the Corporation; or (iii) to interfere in any way with the right of the Corporation to terminate this Agreement in accordance with the provisions hereof. Nothing in this Agreement shall be construed to imply that any specific assets of the Corporation have been set aside to provide for payments under this Agreement. Any payments under this Agreement shall be made solely from general assets of the Corporation existing at the time such payments are due.

5. Severance.

5.1 Termination Without Cause. In the event that Executive’s employment hereunder shall be terminated by the Corporation without Cause (as defined in Section 9.3 hereof) at any time prior to the end of the Term, the Executive shall be entitled to receive from the Corporation, in addition to any Base Salary earned to the date of termination, severance pay in an amount equal to the Executive’s Base Salary, payable for the remainder of the Term as if this Agreement had not been terminated, in accordance with the provisions of the last sentence of Section 3.1 hereof. In the event of such termination, the amounts due hereunder shall be payable without offset or defense or any obligation of the Executive to mitigate damages.

6. Additional Benefits.

6.1 In General. In addition to the compensation, bonuses, expenses and other benefits to be paid under Sections 3, 4 and 5 hereof, Executive will be entitled to all rights and benefits for which he shall be eligible under any insurance, health and medical (including health and medical plans offered exclusively to the management of the Corporation), incentive, bonus, profit-sharing, pension or other extra compensation or “fringe” benefit plan of the Corporation or any of its subsidiaries now existing or hereafter adopted for the benefit of the executives or employees generally of the Corporation. The provisions of this Agreement which incorporate employee benefit packages shall change as and when such employee benefit packages change.

6.2 Automobile. The Corporation shall pay the executive a monthly automobile payment in the amount of $1,000 which is to be utilized in the sole discretion of the Executive. In addition, the Corporation shall be responsible for all reasonable costs of operating, repairing, maintaining and insuring such automobile.

6.3 Benefits Upon Death or Disability. In the event the Executive’s employment terminates due to the death of the Executive or the Executive becoming disabled (as defined in Section 9.2), the Executive’s estate shall receive a one time grant of the Corporation’s Class A Common Stock, $0.001 par value per share (“Common Stock”), within fifteen (15) days of the termination of the Executive’s employment, for such number of shares as calculated as follows:

z = y/x;

z = number of shares of Common Stock to be received by the Executive’s estate.

y = then current Base Salary.

x = the closing trading price of the Common Stock on the date of termination of Executive’s employment due to death or disability of the Executive as reported on the Over-the-Counter Bulletin Board or similar public market, or, in the event there is no public market for the Common Stock, it shall be the fair market value of the Common Stock as determined by an independent valuation expert who has experience in valuing companies in the same industry as the Corporation.

7. Vacation.

7.1  In General. The Executive shall be entitled each year during the Term of this Agreement to a vacation period of six (6) weeks, during which all salary, compensation, benefits and other rights to which the Executive is entitled to hereunder shall be provided in full. Such vacation may be taken in the Executive’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Subsidiary.

8. Right to Insure. In the event that Executive is insurable, Executive agrees that the Corporation shall have the right during the Term to insure the life of Executive by a policy or policies of insurance in such amount or amounts as it may deem necessary or desirable, and the Corporation shall be the beneficiary of any such policy or policies and shall pay the premiums or other costs thereof. The Corporation shall have the right, from time to time, to modify any such policy or policies of insurance or to take out new insurance on the life of Executive. Executive agrees, upon request, at any time or times prior to the commencement of or during the Term to sign and deliver any and all documents and to submit to any physical or other reasonable examinations which may be required in connection with any such policy or policies of insurance or modifications thereof.

9. Termination.

9.1 Death. If Executive dies during the Term of this Agreement, Executive's employment hereunder shall terminate upon his death and all obligations of the Corporation hereunder shall terminate on such date, except that Executive's estate or his designated beneficiary shall be entitled to: (i) the issuance of the securities set forth in Section 6.3 and (ii) payment of any unpaid accrued Base Salary through the date of his death. In addition, any accrued and unpaid Bonus shall be paid in accordance with Section 4 hereof.

9.2 Disability. Subject to the provisions of Section 6.1, if Executive shall be unable to perform a significant part of his duties and responsibilities in connection with the conduct of the business and affairs of the Subsidiary and such inability lasts for (i) a period of at least one hundred twenty (120) consecutive days, or (ii) periods aggregating at least one hundred eighty (180) days during any three hundred sixty five (365) consecutive days, by reason of Executive's physical or mental disability, whether by reason of injury, illness or similar cause, Executive shall be deemed disabled, and the Corporation any time thereafter may terminate Executive's employment hereunder by reason of the disability. Upon delivery to Executive of such notice, all obligations of the Corporation hereunder shall terminate, except that Executive shall be entitled to: (a) the issuance of the securities set forth in Section 6.3 and (b) the payment of any unpaid accrued Base Salary through the date of termination. In addition, any accrued and unpaid Bonus shall be paid in accordance with Section 4 hereof. The obligations of Executive under Section 10 hereof shall continue notwithstanding termination of Executive's employment pursuant to this Section 9.2.

9.3 Termination for Cause. The Corporation may at any time during the Term, without any prior notice, terminate this Agreement and discharge Executive for Cause, whereupon the Corporation’s obligation to pay compensation or other amounts payable hereunder to or for the benefit of Executive shall terminate on the date of such discharge. As used herein the term “Cause” shall mean: (i) a willful and material breach by Executive of the terms of this Agreement, (ii) willful violation of specific and lawful written direction from the Board of Directors; provided such direction is not inconsistent with the Executive’s duties and responsibilities the Executive is holding at the time of the directive; (iii) fraud, embezzlement or other material dishonesty by the Executive with respect to the Corporation or any of its affiliates; (iv) conviction of the Executive of a felony by a federal or state court of competent jurisdiction; (v) Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of the Services; or (vi) Executive’s excessive absenteeism, alcoholism or drug abuse. The obligations of the Executive under Section 10 shall continue notwithstanding termination of the Executive’s employment pursuant to this Section 9.3.

9.4 Termination Without Cause. The Corporation shall have the option to terminate this Agreement without Cause upon ninety (90) days written notice to the Executive. In the event the Corporation terminates this Agreement without Cause as defined above, the Corporation shall pay the Executive upon termination, the amount required pursuant to Section 5.1. The obligations of the Executive under Section 10 hereof shall continue notwithstanding termination of the Executive’s employment pursuant to this Section 9.4.

9.5 Post Agreement Employment. In the event Executive remains in the employ of the Subsidiary following termination of this Agreement, by the expiration of the Term or otherwise, then such employment shall be at will.

10. Protection of Confidential Information; Intellectual Property.

In view of the fact that Executive’s work for the Subsidiary will bring him into close contact with confidential information and plans for future developments, Executive agrees to the following:

10.1 Secrecy. To keep secret and retain in the strictest confidence all confidential matters of the Corporation and its subsidiaries (including the Subsidiary), including, without limitation, trade “know how” and trade secrets, customer lists, pricing policies, marketing plans, technical processes, formulae, inventions and research projects, and other business affairs of the Corporation and its subsidiaries (including the Subsidiary), learned by him heretofore or hereafter, and not to disclose them to anyone inside or outside of the Corporation and its subsidiaries, except in the course of performing the Services hereunder or with the express written consent of the Chief Executive Officer or Board of Directors of the Corporation and except to the extent such information is already known to the general public.

10.2 Return Memoranda, etc. To deliver promptly to the Corporation on termination of his employment, or at any other time as the Chief Executive Officer or the Board of Directors of the Corporation may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Corporation’s (and its subsidiaries’ (including the Subsidiary’s)) business and all property associated therewith, which he may then possess or have under his control.

10.3 Covenants.

10.3.1 Non-competition. Executive agrees that at all times while he is employed by the Corporation and, regardless of the reason for termination of his employment or this Agreement, for a period of two (2) years thereafter, he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Corporation or its subsidiaries), or in any individual or representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Corporation:

(i) engage or participate in any business whose products or services are competitive with that of the Corporation or its subsidiaries (including the Subsidiary), which business is the sale of travel and sale support services to the travel industry, and which conducts or solicits business, or transacts with supplier or customers located within the United States or Puerto Rico;

(ii) aid or counsel any other person, firm, corporation or business entity to do any of the above;

(iii) become employed by a firm, corporation, partnership or joint venture which competes with the business of the Corporation or its subsidiaries (including the Subsidiary) within the United States or Puerto Rico; or

(iv) approach, solicit business from, or otherwise do business or deal with any customer of the Corporation or its subsidiaries (including the Subsidiary) in connection with any product or service competitive to any provided by the Corporation or its subsidiaries (including the Subsidiary).

10.3.2 Anti-Raiding. Executive agrees that during the term of his employment hereunder, and, thereafter for a period of two (2) years, he will not, as a principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other than the Subsidiary, or in any individual or representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Corporation, approach, counsel or attempt to induce any person who is then in the employ of the Corporation or its subsidiaries (including the Subsidiary) to leave the employ of the Corporation or its subsidiaries (including the Subsidiary) or employ or attempt to employ any such person or persons who at any time during the preceding six months was in the employ of the Corporation or its subsidiaries (including the Subsidiary).

10.3.3 Executive’s Acknowledgements. Executive acknowledges (i) that his position with the Subsidiary requires the performance of services which are special, unique, and extraordinary in character and places him in a position of confidence and trust with the customers and employees of the Corporation and its subsidiaries (including the Subsidiary), through which, among other things, he shall obtain knowledge of the Corporation’s and its subsidiaries’ (including the Subsidiary’s) “technical information” and “know-how” and become acquainted with their customers, in which matters the Corporation and its subsidiaries (including the Subsidiary) have substantial proprietary interests; (ii) that the restrictive covenants set forth above are necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Corporation and its subsidiaries (including the Subsidiary); and (iii) that the Corporation would not have entered into this Agreement unless such covenants were included herein. Executive also acknowledges that the business of the Corporation and its subsidiaries (including the Subsidiary) presently will extend throughout the United States and Puerto Rico, and that he will personally supervise and engage in such business on behalf of Corporation and its subsidiaries (including the Subsidiary) and, accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area then is set forth therein. Executive also represents to the Corporation that the enforcement of such covenants will not prevent Executive from earning a livelihood or impose an undue hardship on the Executive.

10.3.4 Assignment of Rights to Intellectual Property. Executive shall promptly and fully disclose all Intellectual Property to the Corporation. Executive hereby assigns and agrees to assign to the Corporation (or as otherwise directed by the Corporation) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Corporation to assign the Intellectual Property to the Corporation and to permit the Corporation to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Corporation for time spent, although the Corporation will reimburse Executive for any expenses Executive reasonably incurs, in complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire”. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Corporation premises) during Executive’s employment that relate to either the Products or any prospective activity of the Corporation and its subsidiaries (including the Subsidiary) under active consideration. “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Corporation or any of its affiliates, together with all services provided or planned by the Corporation or any of its affiliates, during Executive’s employment.

10.4 Severability. If any of the provisions of this Section 10, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section 10, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision(s) shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Corporation’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

10.5 Injunctive Relief. Executive acknowledges and agrees that, because of the unique and extraordinary nature of his Services, any breach or threatened breach of the provisions of Sections 10.1, 10.2, or 10.3 hereof will cause irreparable injury and incalculable harm to the Corporation, and the Corporation shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Corporation to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Corporation may have with respect to such breach or threatened breach. The Corporation and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in New York, New York and each of the parties hereto, hereby agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

10.6 Expenses of Enforcement of Covenants. In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Sections 10.1, 10.2, or 10.3 hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand, to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection therewith.

10.7 Section 16(a) and Rule 10b-5. Executive acknowledges that as of the Commencement Date, Executive is the beneficial owner of more than ten percent (10%) of the combined number of issued and outstanding shares of (i) Common Stock and (ii) the Corporation’s Class B Common Stock, par value $0.001 per share, which subjects the Executive to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Executive agrees that for so long as he maintains such 10% beneficial ownership, he shall comply with the Exchange Act rules that require him to report to the Securities and Exchange Commission (the “SEC”) on Form 4 any transactions involving equity securities of the Corporation within two business days following the day on which the transaction is executed. Executive further agrees to comply with all applicable trading restrictions under Rule 10b-5 (“Rule 10b-5”) of the Exchange Act and under the Corporation’s Insider Trading Policy with respect to any material inside information concerning the Corporation that comes into his possession.

10.8 Separate Agreement. The provisions of this Section 10 shall be construed as an agreement on the part of the Executive independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the provisions of this Section 10.

11. Indemnification.

The Corporation shall cause the Subsidiary to provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors and officer’s liability insurance policy at the Corporation’s (or Subsidiary’s) expense to the same extent as provided for any other director, officer or trustee of the Subsidiary. In addition, the Corporation shall cause the Subsidiary to indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under the law of Subsidiary’s state of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of his having been a director or officer of the Subsidiary. Such expenses and liabilities shall include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements, such settlements to be approved by the Board of Directors if such action is brought against the Executive in his capacity as a director or officer of the Subsidiary. The Corporation shall (or shall cause the Subsidiary to), upon the request of the Executive, advance to the Executive such amounts as necessary to cover expenses, including without limitation legal fees and expenses, incurred by the Executive in connection with any suit or proceeding in which the Executive may be involved by reason of his being or having been a director or officer of the Subsidiary. Such indemnity and advance of expenses, however, shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

12. Arbitration.

Except with respect to any proceeding brought under Section 10 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Essex County, New Jersey, pursuant to the rules then applying of the American Arbitration Association. The arbitrators shall consist of one representative selected by the Corporation, one representative selected by the Executive and one representative selected by the first two arbitrators. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either the Corporation or the Executive fail to appoint an arbitrator as required by this Section 12 within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

13. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, telecopy or mailed first class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), to the parties at their respective addresses hereinabove set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

14. General.

14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Delaware.

14.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

14.4 Severability. If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

14.5 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

14.7 Assignability. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets. This Agreement shall inure to the benefit of, and be binding upon, the Executive and his executors, administrators, heirs and legal representatives.

14.8 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	YTB INTERNATIONAL, INC.

By:	By:
J. Scott Tomer, Chief Executive Officer

ATTEST:	EXECUTIVE

Michael Y. Brent, Individually